Exhibit 10.1

ASSET ACQUISITION AND STOCKHOLDERS’ AGREEMENT

BETWEEN ARMADA MINERALS, INC. (“SELLER”)
AND MCPI, INC. (“BUYER”)
Dated as of ____, 2016

This Asset Acquisition and Stockholders’ Agreement (“Agreement”) is made as of this____ day of ___________, 2016, by and between Armada Minerals, Inc., an Arizona corporation, (“Seller” or “Stockholder” as appropriate) and MCPI, Inc., a Nevada corporation, (“Buyer”)(also, as appropriate, each a “Party” or, collectively, “Parties”).

WITNESSETH:

A.
The Seller is engaged in the business of acquiring, owning and operating mineral leases and precious metals production facilities in the United States, Canada and Africa, and related business; it desires to sell, transfer, convey and assign to the Buyer all rights, interest and title in certain specified assets, as described in Appendix A attached hereto, for the Purchase Price (as defined below) and upon the terms and subject to the conditions contained in this Agreement.

B.
The Seller will, upon the payment of the Purchase Price by the issuance of Buyer’s shares, will become a shareholder in Buyer, and agrees to terms and conditions regarding such ownership, as contained in this Agreement.

C.
The Seller will, upon the payment of the Purchase Price by the issuance of Buyer’s shares, will become the controlling shareholder of Buyer.  The Parties agree to certain appointments of directors and officers and a name change in connection with this transaction, as contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS & INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” of a party means any other person controlling, controlled by, or under common control with, such Party.  For purposes of this definition, “control” means the power to direct the management and policies of a Party, whether through the ownership of voting securities or by agreement or otherwise.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or banking holiday recognized in  the United States or any of them.

“Closing” means and shall be deemed to occur on completion of all transactions contemplated under Section 2.2 to the satisfaction of the Buyer and Seller, may occur at such place or places, and in mutual attendance or not, at the Parties’ option;

“Consents and Approvals” means all consents and approvals required to be obtained by either the Seller or the Buyer in connection with the execution, delivery and performance of this Agreement and all other documents as are necessary to give effect to the completion of the transactions contemplated by this Agreement or to permit the Purchaser to own and use the Purchased Assets, including, without limitation, consents and approvals of each party’s board of directors or shareholders (or its equivalent) if such party is a corporation or company, as necessary or appropriate.

“Effective Date” means ___________, 2016.

“Encumbrance” means any encumbrance of any kind whatever and includes any security interest, mortgage, deed of trust, lien, judgment, hypothecation, pledge, tax lien, assessment, restriction, or burden or any other right or claim of others, affecting the Purchased Assets and any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets.

“Governmental Body” means any court, government, department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

“Notices” means the notices required to be given in writing to any Person under applicable law or pursuant to any contract including this Agreement.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Purchased Assets” means collectively, the properties described in Appendix A (including all relevant records thereto) and includes all rights, title and interest in with respect to said assets, together with the right to represent to third parties that the Purchaser is the owner of the Purchased Assets, whether or not such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Seller’s books or financial statements, as are necessary to reflect all of the Purchased Assets as of the Effective Date.

“Purchase Price” means, the consideration of a sum of 284,580,000 shares of Buyer’s common stock, which shall be issued to Seller subject to the limitations set out herein.

1.2 Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period

When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Headings

The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Appendix

The Appendix A attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2. PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets

Upon the terms and subject to the conditions of this Agreement, the Seller, as owner or holder of leasehold or other rights, hereby agrees to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser, in reliance on the representations and warranties of the Seller contained herein, hereby agrees to purchase, acquire and accept from the Seller all of Seller’s right, title and interest (whether beneficial or of record) in the Purchased Assets.

On and from the Effective Date until the Closing, the Seller undertakes not to sell, lease or otherwise dispose of any Purchased Assets, or enter into any commitment to do so with any third party and shall hold the Purchased Assets, or relevant interest in the Purchased Assets, on trust for the Purchaser or its nominee (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the Purchased Asset or relevant interest in the Purchase Asset in the Purchaser or its nominee.

2.2 Closing of transactions

On and from the date hereof the Seller shall as soon as practicable complete the transactions contemplated herein below based on the reconciliation of the records and the accounts of the Seller pertaining to the Purchased Assets in terms of Section 2.4. From time to time following the Effective Date, the Seller shall execute and deliver, or cause to be executed and delivered to the Purchaser such additional instruments of conveyance and transfer as the Purchaser may reasonably request or as may be otherwise necessary to effectively convey or transfer to, and vest in, the Purchaser and put the Purchaser in possession of and/or control of any part of the Purchased Assets.

Closing shall be deemed to occur only upon completion of transactions contemplated hereinbelow, to the satisfaction of the Purchaser. After the Closing, the Purchaser shall own all the Purchased Assets the Buyer shall own the shares issued for the Purchase Price and neither shall have the right to possess, control or act with respect the Purchased Assets or shares, respectively, held by the other in any manner whatsoever.

2.3 Purchase Price

In consideration of the transactions contemplated hereby, the Purchaser hereby agrees to pay to the Seller, the Purchase Price, to-wit, 284,580,000 shares of its newly issued common stock. The Purchase Price shall form the full and final consideration to be paid or delivered from the Purchaser to the Seller under this Agreement for the transactions contemplated hereunder and for all subsequent deeds, instruments, contracts or actions that have or may have to be executed, performed or taken by and between the parties and/or with any other person in order to give complete effect and force to this Agreement or any of the obligations contained herein. No further consideration shall be paid and/or be payable by the Purchaser in any manner whatsoever. The Purchase Price is exclusive of all applicable taxes, duties, surcharge, which may be levied in respect of transfer of each asset forming a part of the Purchased Assets.  The Parties agree that the cash value of the Purchased Assets, which have been acquired over a time in cash and non-cash transactions, is not readily determinable, but that the Purchase Price is adequate and sufficient consideration for this transaction.  The Parties furthermore agree to work together in procuring a Fair Value Opinion sufficient to the requirements of Buyer’s auditors.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Purchaser that as of the date hereof each of the statements set forth in this Section 3 is true and correct in all respects and shall continue to be true and correct through the Closing and thereafter.

3.1 Organization and Authority

The Seller is a company duly organized and validly existing under the laws of the state of Arizona, and has full corporate power to execute and deliver this Agreement and all other documents to which it is a party and to effect the transaction contemplated hereby and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.  The Seller has the requisite corporate power to use the Purchased Assets as currently constituted.  The Seller is not insolvent, bankrupt and has not applied for or consented to any appointment of, or that taking of possession by a receiver or liquidator or itself, or of all or a substantial part of its assets and has not commenced any voluntary case for winding up under applicable laws and also has not commenced any reorganization, stay, moratorium or similar debtor relief proceedings, or unable to pay its debts as they become due, or admitting in writing its inability to pay its debts or making assignment for the benefit of its creditors.  The Purchased Assets do not comprise the entirety of Seller’s assets, and this is not a liquidating or “sale of business” transaction; Seller expects to continue its other business activities for a period sufficient to permit it to satisfy any on-going obligations under this Agreement or regarding the Purchased Assets.

3.2 Authorization; Binding Obligation

This Agreement has been duly executed and delivered, or will be duly executed and delivered, by the Seller and, assuming due authorization, this Agreement to which the Seller is a party constitute or will constitute the valid and legally binding obligations of the Seller enforceable against it in accordance with its terms.

3.3 No Violations

(a) The execution and delivery and performance of this Agreement, whenever executed and delivered, by the Seller  and the consummation by the Seller of the transactions contemplated hereby do not and will not result in a  breach or violation of any provision of the Seller’s memorandum and articles of association or other organizational documents, as applicable, or in violation of any statute, rule, regulation or ordinance applicable to the Seller or result in a material breach of or constitute an occurrence of default  (or an event that might, upon the passage of time or the giving of notice, or both, constitute an occurrence of default) under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other contract, license or other arrangement or commitment which is primarily related to the Purchased Assets to which the Seller is a party, or violate any order, judgment, decree, rule or regulation of any Governmental Body having jurisdiction over the Seller or the Purchased Assets.

(b) All Consents and Approvals required to be obtained (if any) by the Seller in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated hereby have been obtained.

3.4 Title to Assets

The Seller has good and marketable title or rights to all the Purchased Assets. The Seller has legal rights to any intangible component representing the value of the Purchased Assets.

3.5 Compliance with Laws; Litigation

The Purchased Assets have been used by the Seller in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, injunctions, judgments, permits and licenses of any Governmental Bodies.  There have not been within the three (3) years prior to the execution of this Agreement and there are presently no litigation, arbitration or administrative proceedings current or pending or threatened against or by the Seller, which might have an adverse effect on the Purchased Assets  (whether financial or otherwise), or that purports to affect the legality, validity, binding effect or enforceability of this Agreement and that there are no governmental investigations or notices of violation or non-compliance under any permits or licenses or otherwise under applicable law pending or, threatened against the Seller with regard to the Purchased Assets.

3.6 Notices

No notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

3.7 No Non-Assignable Assets

None of the Purchased Assets to be assigned or transferred under this Agreement is by its terms or by law non-assignable, or is non-assignable without the consent of Third Parties.

3.8 Disclosure

The Seller has fully disclosed to the Purchaser all matters, which could have an adverse effect on the Purchased Assets. This Agreement does not contain any untrue statement by the Seller of a material fact or omit to state a material fact necessary to make the statements made therein by the Seller, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each of the statements set forth in this Section 4 shall be true and correct in all respects.

4.1 Organization and Authority

The Purchaser is a company duly organized and validly existing under the laws of the state of Nevada, and has full corporate power to execute and deliver this Agreement to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.  The Purchaser has the requisite corporate power to conduct its business as presently conducted.

4.2 Authorization; Binding Obligations

This Agreement has been duly executed and delivered, or will be duly executed and delivered, by the Purchaser and, assuming due authorization, this Agreement to which the Purchaser is a party constitute or will constitute the valid and legally binding obligations of the Purchaser enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3 The execution, delivery and performance of this Agreement, whenever executed and delivered, by the Purchaser and the consummation by the Purchaser, of the transactions contemplated hereby do not and will not result in a breach or violation of any provision of the Purchaser’s memorandum and articles of association or other organizational documents, as applicable, or in violation of any statute, rule, regulation or ordinance applicable to the Purchaser.

4.4 All Consents and Approvals required to be obtained (if any) by the Purchaser in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated hereby have been obtained.

5. SHAREHOLDER AGREEMENT

5.1  Restrictions on Share Transfers or Sale.

The Purchase Price shares of Buyer’s common stock shall be issued to Seller in a transaction reliant on the exemption provided by Section 4(a)(1) of the Securities Act of 1933, and shall be restricted shares, within the meaning of SEC Rule 144, that may be offered or sold in the United States only subject to applicable resale provisions of the U.S. Securities Laws.  It is the Parties’ mutual understanding that some portion of the Purchase Price may be transferred to or exchanged with Seller’s shareholders in the form of a dividend-in-kind or share repurchase, in accordance with the resolution of Seller’s directors; that some portion may be used to satisfy Seller’s obligations to officers, directors and certain shareholders; and that some portion may be retained by Seller for use in future transactions, whether by offer and sale or as collateral, for its own benefit.  The Parties agree that it shall be Seller’s sole responsibility to ensure any such transactions in Buyer’s shares complies with relevant provisions of the U.S. Securities Laws or the requirements of any Government Body.  Buyer agrees that consent to the requirements of its transfer agent regarding any requested transfer, as described above, shall not be unreasonably withheld, and that any refusal shall be subject to relevant provisions of Article 8 of the Uniform Commercial Code.   Seller agrees that it will take all reasonable steps to ensure that the shares issued as the Purchase Price shall not be offered or sold in any public transaction absent compliance with the U.S. Securities Laws, as applicable, and consents that any certificates issued in connection with the transactions contemplated herein shall bear appropriate restrictive legends.

5.2  Underwriters’ Requirements and Registration Rights

The Parties agree that the Purchase Price shares shall have no registration, pre-emptive or other anti-dilutive rights.  The Purchase Price shares will be permitted to participate in any registered public offering conducted by Buyer during the period of twelve (12) months following the date of this Agreement, unless refusal thereof is made a condition to the involvement of an underwriter for such offering.

6. CHANGE OF CONTROL

6.1 Appointment of Directors

Upon issuance of the Purchase Price shares, Seller will become a majority owner of Buyer, and certain of its shareholders will become Affiliates of Buyer.  In recognition of same, within three (3) Business Days of Closing, the director(s) of Buyer will appoint three directors nominated by Seller, and the current director(s) of Buyer will resign.

6.2 Name Change

In recognition of the transactions to be effected hereby, and to reflect its new business, Buyer will change its name to Mansfield-Martin Exploration and Mining, Inc., subject to approval by the Nevada Secretary of State.

7. MISCELLANEOUS PROVISIONS

7.1 Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by express carrier, fee prepaid, (iii) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to Seller: John T. Bauska, President and CEO Armada Mining, Inc. 131 E. 5th St. Tombstone, Arizona 85638 Phone: 520-457-8404	If to Buyer: Wayne Duke, President and CEO MCPI, Inc. 454 SW Coast Highway Newport, OR 97365 Phone: 214-666-8364

7.2 Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

7.3 Modification

Any modification to this Agreement shall be effected through a written instrument duly executed by both the parties.

7.4 Assignment; Binding Effect; Severability

This Agreement and the obligations thereunder shall not be assigned by any party without the other party’s written consent This Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

7.5 Governing Law; Forum

This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of Nevada without regard to any principles governing conflicts of laws.

7.6 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by facsimile with the same effect as if the signatures thereto were in original and on one instrument.

7.7 No Third Party Beneficiaries

Except as expressly provided by this Agreement, nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties hereto and/or their Affiliates and their respective permitted successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities other than those expressed herein or (b) constitute the parties hereto as partners or as participants in a joint venture.  Except as expressly provided by this Agreement, this Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right beyond those existing without reference to the terms of this Agreement.

7.8 Specific Enforcement

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.9 Further Assurances

The Parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to the Buyer, or effect or confirm the assumption of the Assumed Liabilities by the Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

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[Signature Page Follows]

Signature Page to the Asset Purchase and Stockholders’ Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Date: ________________ _________________________________________ John T. Bauska, President and CEO Armada Mining, Inc. SELLER	Date: ________________ _________________________________________ Wayne Duke, President and CEO MCPI, Inc. BUYER

(Remainder of page intentionally left blank)

[Appendix A follows]

APPENDIX A

 [SEE ATTACHED]

APPENDIX A TO ARMADA/MCPI TRANSACTION

ARMADA MINERALS, INC. ASSETS

NAME	DESCRIPTION	STATUS

Armont Claims	1,360 acres BLM Claims	Complete

Sandwich Claims	920 acres BLM Claims	Complete

Aquido Option	200 acres BLM Claims	2/1/2017

Rohe Group Option	188 acres Patented	2/15/2017

Baroyeca G & S Option	242 acres Patented-30 BLM	Verbal-ASAP

JTB Claims	200 acres BLM Claims	Complete

TDC Property	72 acres Patented	Complete

Tombstone Hills/Skyline	281 acres Patented	ASAP

TDC City Mineral Rights	Aprox 200 acres	Complete

Alps/Minnett Option	Aprox 24 acres	12/16/2017

Anchor Option	Aprox 20 acres	Verbal-ASAP

San Diego Option	Aprox 20 acres	Verbal-ASAP

Winters Option	Aprox 66 acres	Verbal-ASAP

Office Building	Aprox 1400 s/f	5/1/2017

Under Location-Ready to Stake within two weeks

½ Section 10	320 acres BLM Claims

Partial Section 15400 acres BLM Claims

½ Section 27	320 acres BLM Claims

In Negotiation

DeJournett	Aprox 175 acres Patented	Est $525,000	Negotiating

Shelton Group	Aprox 55 acres Patented	Est $125,000	Negotiating

Morning Star	40 acres Mineral Rights		Negotiating

Plum Group	20 acres Mineral Rights		Negotiating

Tombstone Ext.	60 acres Patented		Negotiating

Chance	20 acres Patented		Negotiating

Scattered Claims	9 acres Patented-approx 140 acres		Negotiating

Lewis Mineral Rights	Approx 60 acres		Negotiating

SUMMARY

BLM Claims:

Complete		2,680 acres

Location		1,040 acres

	Total	3,720 acres

Patented:

Complete		913 acres

Expected		450 acres

	Total	1,363 acres

Mineral Rights:

Complete		260 acres

Expected		60 acres

	Total	320 acres

Also Included (Nominal:  Armont Mining, Inc., Sandwich Prospect JV or John T. Bauska)

ARMONT CLAIMS	ARMONT, INC
SECTION 9 (T20S, R22E)	5 November. 2015
ARMONT # 1-18 (South ½ Sec 9)
ARMONT # 39-56 (North Sec 9)
SECTION 22 (T20S, R22E)	5 November. 2015
ARMONT # 19-38 (West ½ Sec 9)
ARMONT # 57-72 (East ½ Sec 9)

SANDWICH CLAIMS:	ARMONT, INC
SECTION 29 (T20S, R22E) (NW qtr)	Sept 2, 2016
SANDWICH # 19-28
SECTION 30 (T20S, R22E) (north ½)
SANDWICH # 29-46

SECTION 25 (T20S, R21E)	Sept 3, 2016
SANDWICH # 47-82 (entire section)

PIT CLAIMS:	John T Bauska

Portions of Sections 11, 12, 13, 14, and 23 (T20S, R22E)
TOMBSTONE PIT # 101-131	September 6, 2016